CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Aquila Municipal Trust and to the use of our report dated February 25, 2013 on the financial statements and financial highlights of Tax-Free Fund of Colorado and Churchill Tax-Free Fund of Kentucky, our report dated August 27, 2012 on the financial statements and financial highlights of Aquila Narragansett Tax-Free Income Fund (formerly known as Narragansett Insured Tax-Free Income Fund) and our report dated August 28, 2012 on the financial statements and financial highlights of Tax-Free Fund For Utah (the “Funds”), each a series of Aquila Municipal Trust.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders of Aquila Municipal Trust, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 18, 2013